EX-10.78.05

AMENDMENT NO. 3 TO AGREEMENT OF PURCHASE, SALE AND CONTRIBUTION

This is Amendment No. 3 dated as of July 13, 2010 (this “Third Amendment”) to that certain Agreement of Purchase, Sale and Contribution, entered into on January 15, 2010 (the “Original PSA”) by and between Stayton SW Assisted Living, L.L.C. ("Stayton"), an Oregon limited liability company constituting the Unitary Sunwest Enterprise designated in the Approval Order of the United States District Court for the District of Oregon dated October 2, 2009, and BRE/SW Portfolio LLC, a Delaware limited liability company (hereinafter referred to as "Purchaser"), as amended by that certain Amendment No. 1 to Agreement of Purchase, Sale and Contribution dated February 12, 2010 (the “First Amendment”) and Amendment No. 2 to Agreement of Purchase, Sale and Contribution dated March 25, 2010 (the “Second Amendment”).  The Original PSA, as amended by the First Amendment and the Second Amendment shall be referred to herein as the "PSA".

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Amendments to PSA:  Stayton and Purchaser agree that the PSA shall be amended as follows:

       a) (i)           Section 1.1 of the PSA is amended by adding the following additional defined terms:

“Confirmation Order” means an order of the Court, reasonably satisfactory in form and substance to Purchaser, Stayton and their respective counsel, entered after a hearing conducted with adequate notice given, (a) confirming the Reorganization Plan and (b) satisfying the requirements of the definition “Sale Approval Order”.

“Excess Common Rollover Amount” shall have the meaning set forth in Section 2.6(d)(ii).

“Excess Preferred Rollover Amount” shall have the meaning set forth in Section 2.6(d)(ii).

“Excess Rollover TEC Adjustment” shall have the meaning set forth in Section 2.6(d)(iii).

“Final Adjustment Date” shall have the meaning set forth in Section 8.5(p)(i).

“Final Common Rollover Amount” shall have the meaning set forth in Section 2.6(d)(ii).

“Final Preferred Rollover Amount” shall have the meaning set forth in

Section 2.6(d)(ii).

“Final Rollover Certificate” shall have the meaning set forth in Section 2.6(d)(ii).

“Final Total Equity Capitalization” shall have the meaning set forth in Section 2.6(d)(iii).

“Unliquidated Secured Claims” means with respect to the Assumed Real Property Loans, those certain amounts agreed to between Stayton and the applicable lenders under such Assumed Real Property Loans and specifically reflected on the closing statement delivered pursuant to Sections 8.3(t) and 8.4(f) as “Potential Unliquidated Secured Claims”, which relate to lender fees, legal fees, other capitalized expenses and other adjustments to principal included in the outstanding principal amount of the Actual Assumed Real Property Loan Balance as of the Closing Date, but which are subject to the approval of the Court.

“Unliquidated Secured Claim Adjustment” shall mean the amount by which the Actual Assumed Real Property Loan Balance is conclusively and effectively reduced after the Closing Date solely as a result of a final Order of the Court reducing the amounts payable with respect to the Unliquidated Secured Claims, provided, however, the “Unliquidated Secured Claim Adjustment” shall not include any reduction amounts relating to amounts which are thereafter imposed or charged to Purchaser in connection with or arising out of such principal reduction.

       b) Section 1.1 of the PSA is amended by deleting the definitions “Effective Date” and “Salem HQ Lease” and replacing each in its entirety with the following, as applicable:

“Effective Date” means the date which is thirty one (31) days following the date on which the Confirmation Order is entered into, without being subject to a stay.

“Salem HQ Lease” means a sublease between Stayton as sublandlord and Purchaser’s manager as subtenant of a portion of the office space currently occupied by Stayton at 3727 Fairview Industrial Drive, Salem, Oregon, on a form customary or similar space in Oregon having the following terms: (i) a lease term of six (6) months, (ii) a monthly rent of $21,000, (iii) a demised premises with (A) a square footage as may be designated by Purchaser’s Manager, provided that such premises shall not exceed 50% of the space occupied by Stayton as of the date hereof and (B) a configuration reasonably acceptable to Purchaser’s Manager.

       c) Section 2.6(c)(iii) of the PSA is amended by adding the following sentence at the end of such Section:

“The foregoing initial Common Percentages of the Members and the Total Equity Capitalization are subject to adjustment at the Final Adjustment Date pursuant to Section 2.6(d), which adjustment shall be effective under the Blackstone Venture LLC Agreement retroactively as of the Initial Closing Date.”

       d) Section 2.6(d) of the PSA is replaced in its entirety by the following:

“(d)

(i)        At or prior to Closing, Stayton shall deliver to Purchaser (A) a preliminary list, by Property, of the Allowed Claims (as defined in the Distribution Plan) for each Investor that participates in the Rollover Equity Election, which list shall be attached to the Blackstone Venture LLC Agreement as Schedule 4.6A-2, as certified by Stayton and the Receiver and (B) a list of all Rollover Investors and their estimated membership interests in the Rollover Member, as certified by Stayton and the Receiver.

(ii)        Upon the earlier to occur of (A) the completion of the Claims Process (as defined in the Distribution Plan) and (B) December 31, 2010, the Receiver shall deliver to Purchaser the Final Rollover Certificate.  The “Final Rollover Certificate” shall include the following information, in each case as of a date not later than November 30, 2010, and shall be certified as true, correct and complete by Stayton, the Receiver and the Rollover Member: (x) an updated and final list, by Property, of Allowed Claims for each Investor that participates in the Rollover Equity Election, which updated list shall be deemed to update Schedule 4.6A-2 of the Blackstone Venture LLC Agreement, (y) an updated list of all Rollover Investors and their final membership interest in the Rollover Member, and (z) an updated and final calculation of the Preferred Rollover Amount (the “Final Preferred Rollover Amount”) and the Common Rollover Amount (the “Final Common Rollover Amount”) resulting from the Claims Process, which amounts shall not be greater than the Preferred Rollover Amount and the Common Rollover Amount at Closing, respectively.  In the event that the Preferred Rollover Amount at the Closing exceeds the Final Preferred Rollover Amount (such excess, the “Excess Preferred Rollover Amount”) or the Common Rollover Amount at the Closing exceeds the Final Common Rollover Amount (such excess, the “Excess Common Rollover Amount”), (1) the Common Percentages of the Common Members (as such term is defined in the Blackstone Venture LLC

Agreement) shall be adjusted and the Class A Preferred Units of the Rollover Member shall be reduced, as applicable in accordance with Section 11.20 of the Blackstone Venture LLC Agreement and effective retroactively as of the Initial Closing Date and (2) Purchaser shall pay to Stayton within ten Business Days following delivery to Purchaser of the Final Rollover Certificate, an amount equal to the Excess Preferred Rollover Amount and the Excess Common Rollover Amount; provided that Purchaser receives a certificate executed by Rollover Member containing the information called for by Section 11.20 of the Blackstone Venture LLC Agreement.

(iii)        In the event that Purchaser elects not to acquire one or more Deferred Properties pursuant to Section 8.6(c), and as a result, Purchaser determines that the Final Common Rollover Amount is greater than 49% of the Total Equity Capitalization as finally determined by Purchaser and taking any such elections into account (the “Final Total Equity Capitalization”), then Purchaser shall have the right, on or before the Final Adjustment Date, to adjust the Common Percentages of the Common Members effective retroactively as of the Initial Closing Date such that the Common Percentage of the Rollover Member equals 49% (as such percentage may be adjusted to reflect any other changes to the Common Percentages which may have occurred in accordance with the Blackstone Venture LLC Agreement prior to the Final Adjustment Date) and upon such adjustment, Purchaser shall be required to pay to Stayton on the Final Adjustment Date in accordance with Section 8.5(p), an amount equal to (x) the Final Common Rollover Amount less (y) 49% of the Final Total Equity Capitalization (the “Excess Rollover TEC Adjustment”).

(iv)        In the event that prior to the Final Adjustment Date, the Unliquidated Secured Claims are reduced pursuant to a final Order of the Court, a copy of which is delivered to Purchaser, Purchaser shall be required to pay to Stayton on the Final Adjustment Date in accordance with Section 8.5(p), an amount equal to the Unliquidated Secured Claims Adjustment.”
e)	Section 5.1(d) is amended by deleting the words “Purchaser's prior written approval” in the line 14 thereof and replacing them with the words “Purchaser's specific written approval.”

f)	Section 7.1(f) is deleted in its entirety and replaced with the following:

“(f)           The Effective Date shall have occurred.”

g)	Section 7.1(n)(v) is amended by replacing the words “creditor’s rights exclusion deletion” with the word “[reserved]”.

h)	The following is added as a new Section 7.1(o):

“(o)         all of the conditions precedent required by any lender in connection with the assumption by the Acquiring Entities of each Assumed Real Property Loan or Assumed Personal Property Loan shall have been satisfied.”

i)	Section 8.4 of the PSA is amended by adding the following new subsection 8.4(j):

“(j)           the Salem HQ Lease executed by Purchaser's Manager as subtenant, provided, however, that Purchaser’s Manager shall not be required to execute and deliver the Salem HQ Lease unless Stayton and Purchaser’s Manager enter into a license agreement or cost-sharing agreement reasonably acceptable to Purchaser’s Manager with respect to Stayton’s continued use of any portion of the subleased premises.”]

j)	Section 8.5(p) is deleted in its entirety and replaced with the following:

“(p)           Post Closing Final Adjustment.

(i)
If any errors or omissions in computing the apportionments under Section 8.5 shall be discovered, Stayton and Purchaser shall promptly make appropriate adjusting payments to each other to correct such errors or omissions.  All amounts owing from or to Stayton, or from or to Purchaser, that require adjustment after the Closing Date shall be settled within 120 days after the final Closing Date under the PSA (the “Final Adjustment Date”).  Purchaser and Stayton shall each make such records available for inspection by the other party as are reasonable to demonstrate the accuracy of any adjustments.

(ii)
In addition to any adjustments made on the Final Adjustment Date pursuant to clause (i) of this Section 8.5(p), unless theretofore paid in full, Purchaser shall pay to Stayton, (A) the Excess Preferred Rollover Amount and the Excess Common Rollover Amount, if applicable pursuant to Section 2.6(d)(ii), (B) the Excess Rollover TEC Adjustment, if applicable pursuant to Section 2.6(d)(iii) and (C) the Unliquidated Claim Adjustment, if applicable pursuant to Section 2.6(d)(iv).

(iii)
In connection with determining the amount of adjustments payable on the Final Adjustment Date under this Section 8.5(p), all such amounts shall be aggregated together and the party responsible for the net payment as a result of such adjustments shall make such payment within two (2) business days of the Final Adjustment Date.

k)	Section 9.2(c) is amended by deleting the words “Corporate Employees” in the second line thereof and replacing them with the words “Designated Corporate Employees”.

l)	Sections 12.1 (c) of the PSA is deleted in its entirety

m)	Section 12.1 (d) of the PSA is amended in its entirety to read as follows:

"12.1                              Termination

Subject to Section 8.6, Article 11 and Article 13 and, with respect to any termination by Stayton, subject to approval of the Court, this Agreement may be terminated in its entirety, or, in the limited circumstances provided herein, as to some, but not all of the Properties, prior to the Closing only:

*                   *                      *                      *                      *

(d)           by Stayton or Purchaser if the Closing has not occurred on or before November 30, 2010 (the “Outside Closing Date”);"

2.	Amendments to Exhibits.

       a) The Allocated Purchase Price schedule attached to the PSA as Exhibit A-2 shall be amended by deleting such exhibit in its entirety and substituting therefor Exhibit A-2 attached to this Amendment.

       b) The list of Required Removal Exceptions attached to the PSA as Exhibit M-3 shall be amended by deleting in their entirety the following exceptions:

(i)	Big Sky (MT) Exception #17 – Property Owners Association Agreement (table of Missing Title Documents);
(ii)
Montclair Park (WA) Exception #10 – Use Limitations and Declaration of Restricted Covenants recorded on 5/22/02, as amended by Amended and Restated Use Limitation and Declaration of Restricted Covenants recorded on 1/22/03; and

(iii)
River Road (OR) Exception #18 – Regulatory Agreement and Declaration of Restrictive Covenants, dated 11/25/98, between Jilar Keizer Enterprises, L.L.C. and the Oregon Housing and Community Services Department, and recorded on 12/1/98.

       c) The list of Required Title Consent Properties attached to the PSA as Exhibit M-5 shall be amended by deleting in its entirety the reference to Remington House (TN).

       d) The description of Required Title Option Properties attached to the PSA as Exhibit M-7 shall be amended by deleting the reference to Canterbury Court (but not deleting the reference to Canterbury Gardens).

       e) The Modification Schedule attached to the PSA as Exhibit O-1 shall be amended by deleting paragraph A.(6) in its entirety and replacing such paragraph in its entirety with the following:

“(6) Each loan comprising the Assumed Real Property Loans to have a new term of at least (i) five years from and after August 1, 2010 or (ii) three years from and after August 1, 2010 with two one-year extension options and except as set forth on Exhibit O-10, such extension options shall not be subject to any extension fees, financial covenants or other conditions to extension (other than no continuing event of default).”

       f) The Blackstone Venture LLC Agreement attached to the PSA as Exhibit T shall be amended by deleting such exhibit in its entirety and substituting therefor Exhibit T attached to this Amendment.

3. Loan Modifications.  Stayton acknowledges and agrees that Purchaser has not waived its rights under the PSA (including, without limitation those rights set forth in Section 7.1(i) and 8.6) with respect to any modifications to the Existing Real Property Loans and Existing Personal Property Loans required by the Modification Schedule which are not specifically satisfied in the modification documents or term sheets attached the Reorganization Plan or any modification or supplement to the Reorganization Plan.

4. Except as modified by this Amendment, the PSA remains in full force and effect and is unmodified.

5. This Amendment may be executed in two or more identical counterparts which, when taken together, shall constitute one and the same instrument.  Facsimile or .pdf copies of signature pages shall be deemed originals for the purposes of the creation of a fully executed, delivered and enforceable counterpart of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of July 13, 2010.

Purchaser:	Sellers:
BRE/SW PORTFOLIO LLC, a Delaware limited liability company By: /s/ David Roth Name: David Roth Title: Managing Director
On Behalf of Stayton:
    STAYTON SW ASSISTED LIVING, L.L.C.
    an Oregon limited liability company

        By: /s/Clyde A. Hamstreet
      Clyde A. Hamstreet, in his capacity
       as Chief Restructuring Officer for
      Debtor and the Receivership Entities

    By: /s/ Michael A. Grassmueck
           Michael A. Grassmueck, in his
           capacity as Receiver for Debtor and
           the Receivership Entities

Exhibit A-2

Allocated Purchase Price

The valuations described herein shall only be used for the purposes set forth herein and shall not be used for purposes of determining a Rollover Investor's capital account in Rollover Member.  Each Rollover Investor's capital account in Rollover Member will be equal to the amount that the Rollover Investor would have received if the Rollover Investor had chosen to receive cash for its claim against Seller rather than contributing its Contributed Interest and receiving a membership interest in the Rollover Member.

Exhibit T

Blackstone Venture LLC Agreement

(see attached)